Exhibit 99.1

FORWARD-LOOKING STATEMENTS

In this report on Form 8-K, we make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this report on Form 8-K and the information incorporated by reference herein, including in the section entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by us in the forward-looking statements include, among others, the following:

•	national and local economic and business conditions and changes in travel patterns that will affect demand for hotel products and services, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	operating risks associated with the hotel business;

•	risks associated with the level of our indebtedness, which may affect our ability to obtain financing in the future, and our ability to meet covenants in our debt agreements;

•	our relationships with property managers;

•	our ability to maintain our respective properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and our ability to pay dividends resulting from restrictive covenants contained in our debt agreements, including the risk of default that could occur, and in the terms of our preferred stock;

•	the effect of terror alerts and potential terrorist activity on travel and our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	our ability, and the ability of each of our subsidiary REITs, if any, to continue to satisfy complex rules in order to qualify and maintain status as a Real Estate Investment Trust (“REIT”) for federal income tax purposes, the ability of Host Marriott L.P. to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses; and

•	other factors discussed under the heading “Risk Factors” and in other filings with the Securities and Exchange Commission (“SEC”).

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described above and under the heading “Risk Factors” and in our other filings with the SEC. Except as otherwise required by the federal securities laws, we disclaim any obligation to publicly release any updates or revisions to any forward-looking statement contained in this annual report on Form 8-K to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

RISK FACTORS

Prospective investors should carefully consider, among other factors, the material risks described below. Host Marriott Corporation owns properties and conducts operations through Host Marriott, L.P., a Delaware limited partnership of which Host Marriott Corporation is the sole general partner and in which it currently holds approximately 95% of the partnership interests. In this discussion, the terms “we” or “our” refer to Host Marriott Corporation and Host Marriott, L.P. together, unless the context indicates otherwise. The term “HMC” is used to refer specifically to Host Marriott Corporation and the term “Host LP” to refer to Host Marriott, L.P. (and its consolidated subsidiaries), in cases in which it is important to distinguish between HMC and Host LP.

On November 14, 2005, we announced our entry into a master agreement and plan of merger, or “master agreement,” with Starwood Hotels and Resorts Worldwide, Inc., or “Starwood,” Starwood Hotels & Resorts, or “Starwood Trust,” Sheraton Holding Corporation, or “SHC,” and the other entities named therein, pertaining to Host’s acquisition from Starwood and Starwood Trust of certain entities and assets that collectively own 25 domestic and 13 international hotels (the transactions described in the master agreement are referred to hereinafter collectively as the “Transactions”). Among other things, as part of the Transactions, we intend to assume, and Host LP and certain of its subsidiaries will offer to fully and unconditionally guarantee, the 7 3/8% debentures due November 15, 2015 and the 7 3/4% debentures due November 15, 2025 of SHC (such indebtedness is referred to hereinafter as the “SHC Indebtedness” and such guarantees are referred to hereinafter as the “SHC Guarantees”).

Financial Risks and Risks of Operation

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.

Unlike regular C corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because HMC is required to distribute to its stockholders at least 90% of its taxable income (other than net capital gains) in order to qualify as a REIT, including taxable income we recognize for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside of our control, including declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of HMC’s common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse effect on our ability to finance our future growth.

We have substantial leverage.

As of September 9, 2005, we and our subsidiaries had total indebtedness of approximately $5.5 billion. If the Transactions are completed, we will have greater indebtedness after the assumption of the SHC Indebtedness and the offering of the SHC Guarantees. In connection with the Transactions, we also intend to incur substantial indebtedness, including the assumption of the SHC Indebtedness and the offering the SHC Guarantees, the assumption of additional mortgage debt and borrowings under a new bridge loan facility. On September 9, 2005, as adjusted to give effect to the Transactions and the additional indebtedness incurred in connection therewith, we and our subsidiaries would have had total indebtedness of approximately $7.3 billion (of which approximately $3.7 billion would have consisted of senior notes, approximately $2.0 billion would have been secured by mortgage liens on various of our hotel properties with related assets, and the balance would have consisted of other debt).

Our substantial indebtedness has important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general purposes. Additionally, it could:

•	make it more difficult for us to satisfy our obligations with respect to the SHC Guarantees;

•	limit our ability in the future to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

Because HMC must distribute most of its taxable income in order to maintain its qualification as a REIT, we depend upon external sources of capital for future growth. If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	sales of HMC’s equity;

•	the incurrence of additional permitted indebtedness by Host LP; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan.

Our revenues and the value of our properties are subject to conditions affecting the lodging industry.

The lodging industry experienced a down-turn from 2001 to 2003, and operations generally declined during this period. The decline was attributed to a number of factors including a weak economy, the effect of terrorist attacks, terror alerts in the United States and the war in Iraq, all of which changed the travel patterns of both business and leisure travelers. While our operations have improved in 2004 and 2005, we cannot provide assurance that changes in travel patterns of both business and leisure travelers are permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast we make regarding our results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Future terrorist attacks or changes in terror alert levels could adversely affect us.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries. The impact which terrorist attacks in the United States or elsewhere could have on our business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and on our results of operations and financial condition as a whole.

Our expenses may not decrease if our revenue drops.

Many of the expenses associated with owning and operating hotels, such as debt payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Our expenses will also be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. Our managers may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of our business and the value of our hotel properties.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties.

Currently, 33 of our hotels are subject to third party ground leases (encumbering all or a portion of the hotel). These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

We do not control our hotel operations and we are dependent on the managers of our hotels.

Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we lease substantially all of our hotels to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and our taxable REIT subsidiaries retain third-party managers to manage our hotels pursuant to management agreements. If the Transactions are completed, we or one of our subsidiary REITs will lease each of the hotels acquired from Starwood and Starwood Trust to a subsidiary that qualifies as a taxable REIT subsidiary of ours or the relevant subsidiary REIT owner. Each of these hotels, in turn, will be operated on our behalf and on behalf of the applicable taxable REIT subsidiary by Starwood or a Starwood affiliate. Our cash flow from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they fail to maintain a quality brand name. While our taxable REIT subsidiaries monitor the hotel managers’ performance, we have limited specific recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate such a dispute. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our hotel managers manage, and in some cases own or have invested in, hotels that compete with our hotels, which may result in conflicts of interest. As a result, our hotel managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of our existing senior notes and our credit facility contain, and, if the Transactions are completed, the documents governing the terms of the SHC Guarantees will contain, covenants that place restrictions on us and our subsidiaries. The activities upon which such restrictions exist include, but are not limited to:

•	acquisitions, mergers and consolidations;

•	the incurrence of additional debt;

•	the creation of liens;

•	the sale of assets;

•	capital expenditures;

•	raising capital;

•	the payment of dividends; and

•	transactions with affiliates.

In addition, certain covenants in the credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the applicable indenture(s), the credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt.

Our ability to pay dividends may be limited or prohibited by the terms of our indebtedness.

We are, and may in the future become, parties to agreements and instruments which restrict or prevent the payment of dividends on our classes and series of capital stock. Under the terms of our credit facility and our senior notes indenture, distributions to HMC by Host LP, upon which HMC depends in order to obtain the cash necessary to pay dividends, are permitted only to the extent that, at the time of the distribution, we can satisfy certain financial covenant tests and meet other requirements.

For example, beginning in the third quarter of 2002 and continuing through the fiscal quarter ended March 26, 2004, Host LP was prohibited from making distributions (other than in the amounts required to permit HMC to pay dividends necessary to maintain REIT qualification) because our consolidated EBITDA-to-interest coverage ratio as calculated under the indenture governing our senior notes (which measures the ratio of pro forma consolidated EBITDA to pro forma consolidated interest expense) was below 2.0 to 1.0. Accordingly, during this period, Host LP was only able to make distributions to HMC, and HMC was only able to pay dividends, to the extent that we had taxable income and were required to make distributions to maintain HMC’s status as a REIT. While our EBITDA-to-interest coverage ratio is currently above 2.0 to 1.0 and as a result we may make distributions in excess of permitted REIT distributions to the extent that we continue to satisfy this and other indenture covenant requirements, a decline in our operations could once again limit the amount of distributions that Host LP could make, and HMC’s ability to pay dividends, either because our EBITDA-to-interest coverage ratio again falls below 2.0 to 1.0 or because we fail to meet other financial covenant tests or meet other requirements in our credit facility or senior notes indenture.

We intend, during any future period in which Host LP is unable to make restricted payments under the applicable indenture(s) and under similar restrictions under the credit facility, that Host LP will continue its practice of distributing quarterly, based on our estimates of taxable income for any year, an amount of available cash sufficient to enable HMC to pay quarterly dividends on its preferred and common stock in an amount necessary to satisfy the requirements applicable to REITs under the Code. In the event that Host LP makes distributions to HMC in amounts in excess of those necessary for HMC to maintain its status as a REIT, we will be in default under the indenture terms governing all but the SHC Guarantees and our outstanding Series O, Series K and Series M senior notes. A default under any series of our existing senior notes could lead to a default under the SHC Guarantees and Series O, Series K and Series M senior notes.

Our ability to pay dividends on our common stock may also be limited or prohibited by the terms of our preferred stock and Convertible Subordinated Debentures.

Under the terms of each of our outstanding classes of preferred stock, we are not permitted to pay dividends on our common stock unless cumulative dividends have been paid (or funds for payment have been set aside for payment) on each such class of preferred stock. The amount of aggregate dividends that accrue on our outstanding classes of preferred stock each quarter is approximately $6 million.

In the event that we fail to pay the accrued dividends on our preferred stock for any reason, including because we are prevented from paying such dividends under the terms of our debt instruments (as discussed above), dividends will continue to accrue on all outstanding classes of our preferred stock and we will be prohibited from paying any dividends on our common stock until all such accrued but unpaid dividends on our preferred stock have been paid (or funds for such payment have been set aside).

We may defer interest payments on the Convertible Subordinated Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Convertible Subordinated Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, we will not be permitted to declare or pay any cash dividends or debt service with respect to our capital stock or debt securities that rank pari passu with or junior to the Convertible Subordinated Debentures.

Foreclosure on our mortgage debt could adversely affect our business.

Twenty-six of our hotels and assets related thereto are subject to various mortgages in an aggregate amount of approximately $1.9 billion. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could foreclose on these assets. We may opt to allow such foreclosure rather than make the necessary mortgage payments with funds from other sources. However, our senior notes indenture and credit facility contain cross default provisions, which, depending upon the amount of secured debt on which we could default, could cause a cross default under both of these agreements. Our credit facility, which contains the more restrictive cross default provision as compared to our senior notes indenture, provides that it is a credit facility default in the event we default on non-recourse secured indebtedness in excess of 1% of our total assets (using undepreciated real estate values) or default on other indebtedness in excess of $50 million. For this and other reasons, permitting a foreclosure could adversely affect our long-term business prospects.

Our mortgage debt contains provisions that may reduce our liquidity.

Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. When such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may be material and may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

Rating agency downgrades may increase our cost of capital.

Both our senior notes and our preferred stock are rated by Moody’s and Standard & Poor’s. These independent rating agencies may elect to downgrade their ratings on our senior notes and our preferred stock at any time. These downgrades negatively affect our access to the capital markets and increase our cost of capital.

Our management agreements could impair the sale or financing of our hotels.

Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell our properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, we may be precluded from taking actions in our best interest without breaching the applicable management agreement.

The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels.

For reasons relating to federal and state income tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for federal and state income tax purposes. As a result, even if it were in our best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods. We anticipate that, in specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. However, we will not undertake any additional restrictions on sale or replacement of debt in connection with the hotels we intend to acquire from Starwood and Starwood Trust in the Transactions.

We may be unable to sell properties because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, there are limitations under the federal income tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets.

Applicable REIT laws may restrict certain business activities.

As a REIT we are subject to various restrictions on our income, assets and activities. Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate, including the development and/or sale of timeshare or condominium units.

Due to these restrictions, certain business activities, including those mentioned above, may need to occur in one or more of our taxable REIT subsidiaries. Our taxable REIT subsidiaries are taxable as regular C corporations and are subject to federal, state, and, if applicable, local and foreign taxation on their income at applicable corporate income tax rates. In addition, under REIT laws, the aggregate value of all of our taxable REIT subsidiaries may not exceed 20% of the value of all of HMC’s assets.

We depend on our key personnel.

Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Litigation judgments or settlements could have a significant adverse effect on our financial condition.

We are a party to various lawsuits. While we believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. If any of the lawsuits were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be an adverse effect on our financial condition.

Our acquisition of additional properties may have a significant effect on our business, liquidity, financial position and/or results of operations.

As part of our business strategy, we seek to acquire upper-upscale and luxury hotel properties. We may acquire these properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from equity offerings of HMC, issuance of limited partnership interests in Host LP, advances under our credit facility, and the incurrence or assumption of indebtedness. We may, from time to time, be in the process of identifying, analyzing and negotiating possible acquisition transactions and we expect to continue to do so in the future. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or that we will realize the benefits that we anticipate from one or more acquisitions that we consummate. Our inability to consummate one or more acquisitions on such terms, or our failure to realize the intended benefits from one or more acquisitions, could have a significant adverse effect on our business, liquidity, financial position and/or results of operations, including as a result of our incurrence of additional indebtedness and related interest expense and our assumption of unforeseen contingent liabilities.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.

Instead of purchasing hotel properties directly, we may invest as a co-venturer in entities holding hotel properties. Indeed, we are exploring the possibility of funding part of the cash portion of the purchase price for the Transactions with proceeds from a joint venture related to the European assets to be acquired. Co-venturers often share control over the operation of a joint venture. Actions by a co-venturer could subject the assets to additional risk, including:

•	our co-venturer in an investment might have economic or business interests or goals that are inconsistent with ours, or the joint venture’s, interests or goals;

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	our co-venturer could go bankrupt, leaving us liable for its share of joint venture liabilities.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners.

Environmental problems are possible and can be costly.

We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Some potential losses are not covered by insurance.

We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, our “all-risk” property policies provide coverage that is available on a per occurrence basis and that, for each occurrence, has an overall limit, as well as various sub-limits, on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case of one of our hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. That means that, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against. If any such risk were to materialize and materially adversely affect one or more of our properties, we would likely not be able to recover our losses.

We may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and Federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

We obtain terrorism insurance as part of our all-risk property insurance program. However, as noted above, our all-risk policies have limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act (TRIA) for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“noncertified” events) as our coverage for such incidents is subject to sublimits and annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. In addition, TRIA terminates on December 31, 2005, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Risks of Ownership of HMC’s Common Stock

There are limitations on the acquisition of HMC common stock and changes in control.

HMC’s charter and bylaws, the partnership agreement of Host LP, HMC’s stockholder rights plan and the Maryland General Corporation Law contain a number of provisions, the exercise of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or Host LP unit holders or otherwise be in their best interests, including the following:

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Restrictions on ownership and transfer of HMC’s stock. To maintain HMC’s qualification as a REIT for federal income tax purposes, not more than 50% in value of HMC’s outstanding shares of capital stock may be owned in the last half of the taxable year, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include some entities. In addition, a person who owns, directly or by attribution, 10% or more of an interest in a Host lessee, or a Host lessee of any partnership in which we are a partner, cannot own, directly or by attribution, 10% or more of HMC’s shares without jeopardizing HMC’s qualification as a REIT. Unless exempted by HMC’s Board of Directors,

HMC’s charter prohibits ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any person or persons acting as a group, of more than 9.8% in value or number, whichever is more restrictive, of shares of HMC’s outstanding common stock, preferred stock or any other stock, each considered as a separate class or series for this purpose. Together, these limitations are referred to as the “ownership limit.”

Stock acquired or held in violation of the ownership limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person who acquired the stock in violation of the ownership limit will not be entitled to any distributions thereon, to vote those shares of stock or to receive any proceeds from the subsequent sale of the stock in excess of the lesser of the price paid for the stock or the amount realized from the sale. A transfer of shares of HMC’s stock to a person who, as a result of the transfer, violates the ownership limit may be void under certain circumstances, and, in any event, would deny that person any of the economic benefits of owning shares of HMC’s stock in excess of the ownership limit. These restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

•	Removal of board of directors. HMC’s charter provides that, except for any directors who may be elected by holders of a class or series of shares of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors (except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of the entire Board of Directors) and, in the case of a vacancy resulting from the removal of a director by the stockholders, by at least two-thirds of all the votes entitled to be cast in the election of directors.

•	Preferred shares; classification or reclassification of unissued shares of capital stock without stockholder approval. HMC’s charter provides that the total number of shares of stock of all classes that we have authority to issue is 800,000,000, initially consisting of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. The Board of Directors has the authority, without a vote of stockholders, to classify or reclassify any unissued shares of stock, including common stock into preferred stock or vice versa, and to establish the preferences and rights of any preferred or other class or series of shares to be issued. Because the Board of Directors has the power to establish the preferences and rights of additional classes or series of stock without a stockholder vote, HMC’s Board of Directors may give the holders of any class or series of stock preferences, powers and rights, including voting rights, senior to the rights of holders of existing stock.

•	Consent rights of the limited partners. Under the partnership agreement of Host LP, we generally will be able to merge or consolidate with another entity with the consent of partners holding limited partner ownership interests that are more than 50% of the aggregate ownership interests of the outstanding limited partnership interests entitled to vote on the merger or consolidation, including any limited partnership interests held by us, as long as the holders of limited partnership interests either receive or have the right to receive the same consideration as HMC’s stockholders. HMC, as holder of a majority of the limited partnership interests of Host LP, would be able to control the vote. Under HMC’s charter, holders of at least two-thirds of HMC’s outstanding shares of common stock generally must approve a merger or consolidation.

•	Maryland business combination law. Under the Maryland General Corporation Law, specified “business combinations,” including specified issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation’s then outstanding shares, or an affiliate or associate of the corporation who at any time during the two year period prior to the date in question owned 10% or more of the voting power of the outstanding stock of the corporation (each, an “interested stockholder”), or an affiliate of the interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any of these specified business combinations must be approved by 80% of the votes entitled to be cast by the holders of outstanding voting shares and by two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares held by an interested stockholder unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder. HMC is subject to the Maryland business combination statute.

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Maryland control share acquisition law. Under the Maryland General Corporation Law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or over which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of the voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to specified exceptions. HMC is subject to these control share provisions of Maryland law.

•	Merger, consolidation, share exchange and transfer of HMC’s assets. Pursuant to HMC’s charter, subject to the terms of any outstanding class or series of capital stock, we can merge with or into another entity, consolidate with one or more other entities, participate in a share exchange or transfer HMC’s assets within the meaning of the Maryland General Corporation Law if approved (1) by HMC’s Board of Directors in the manner provided in the Maryland General Corporation Law and (2) by HMC’s stockholders holding two-thirds of all the votes entitled to be cast on the matter, except that any merger of us with or into a trust organized for the purpose of changing HMC’s form of organization from a corporation to a trust requires only the approval of HMC’s stockholders holding a majority of all votes entitled to be cast on the merger. Under the Maryland General Corporation Law, specified mergers may be approved without a vote of stockholders and a share exchange is only required to be approved by a Maryland corporation by its board of directors if the corporation is the successor. HMC’s voluntary dissolution also would require approval of stockholders holding two-thirds of all the votes entitled to be cast on the matter.

•	Certain charter and bylaw amendments. HMC’s charter contains provisions relating to restrictions on transferability of HMC’s stock, fixing the size of the Board of Directors within the range set forth in the charter, removal of directors and the filling of vacancies, all of which may be amended only by a resolution adopted by the Board of Directors and approved by HMC’s stockholders holding two-thirds of the votes entitled to be cast on the matter. Any amendments of these provisions of the charter (setting forth the necessary approval requirements) also would require action of the Board of Directors and the approval by stockholders holding two-thirds of all the votes entitled to be cast on the matter. As permitted under the Maryland General Corporation Law, HMC’s bylaws provide that directors have the exclusive right to amend HMC’s bylaws. These provisions may make it more difficult to amend HMC’s charter and bylaws to alter the provisions described herein that could delay, defer or prevent a transaction or a change in control or the acquisition of HMC common stock, without the approval of the Board of Directors.

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Stockholder rights plan. We adopted a stockholder rights plan which provides, among other things, that when specified events occur, HMC’s stockholders, other than an acquiring person, will be entitled to purchase from us a newly created class or series of junior preferred stock, subject to HMC’s ownership limits described above. The preferred stock purchase rights are triggered by the earlier to occur of (1) ten days after the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of HMC’s outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 20% or more of HMC’s outstanding common stock. The exercise of the preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by HMC’s Board of Directors.

Shares of HMC’s common stock that are or become available for sale could affect the share price.

Sales of a substantial number of shares of HMC’s common stock, or the perception that sales could occur, could adversely affect prevailing market prices for HMC’s common stock. In addition, holders of units of limited partnership interest in Host LP, whose OP units may be redeemed, at our election, in exchange for common stock, will be able to sell those shares freely, unless the person is our affiliate and resale of the affiliate’s shares is not covered by an effective registration statement. Further, a substantial number of shares of HMC’s common stock have been and will be issued or reserved for issuance from time to time under our employee benefit plans, including shares of common stock reserved for options, or pursuant to securities we may issue that are convertible into shares of HMC common stock or securities (other than OP units) that Host LP has issued that are exchangeable for shares of our common stock. As of September 19, 2005, (i) there are approximately 20 million OP units outstanding that are redeemable, (ii) there are outstanding $500 million aggregate principal amount of 3.25% Exchangeable Senior Debentures of Host LP exchangeable under certain conditions for shares of HMC common stock at an exchange price equivalent to $18.05 per share for a total of approximately 28 million shares (subject to adjustment for various reasons, including as a result of the payment of dividends to common stockholders), and (iii) there are outstanding $492 million of 6 3/4% convertible preferred securities issued by the Host Marriott REIT Financial Trust that are convertible into shares of HMC common stock at a conversion price equivalent to $15.367 per share for a total of approximately 31 million shares. Moreover, additional shares of common stock issued by HMC would be available in the future for sale in the public markets. We can make no prediction about the effect that future sales of common stock would have on the market price of HMC common stock.

Our earnings and cash distributions will affect the market price of shares of HMC’s common stock.

We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, shares of HMC’s common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of HMC’s common stock. Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of HMC’s common stock.

Market interest rates may affect the price of shares of HMC’s common stock.

We believe that one of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the dividend rate on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher dividend rate. Thus, higher market interest rates could cause the market price of HMC’s shares to decrease.

Federal Income Tax Risks

To qualify as a REIT, HMC is required (and each of its subsidiary REITs will be required) to distribute at least 90% of its taxable income, irrespective of its available cash or outstanding obligations.

To continue to qualify as a REIT, HMC is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. To the extent that HMC satisfies this distribution requirement but distributes less than 100% of its taxable income and net capital gain for the taxable year, it will be subject to federal corporate income tax on its undistributed taxable income and capital gain. In addition, HMC will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. HMC intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from Host LP and its subsidiaries. However, there are differences in timing between HMC’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by corresponding cash flow. Due to some transactions entered into in years prior to HMC’s conversion to a REIT, HMC could recognize substantial amounts of “phantom” income. It is possible that these differences between taxable income and the receipt of related cash could require HMC to borrow funds or to issue additional equity to enable HMC to meet the distribution requirement and, therefore, to maintain its REIT status, and to avoid the nondeductible excise tax. In addition, because the REIT distribution requirement prevents HMC from retaining earnings, HMC will generally be required to refinance debt at its maturity with additional debt or equity. It is possible that any of these sources of funds, if available at all, would not be sufficient to meet HMC’s distribution and tax obligations.

If the Transactions are completed, HMC will own, through Host LP, 100% of the outstanding common stock (but not the outstanding preferred stock) of SHC and six other entities that will elect to be treated as REITs. Each of these subsidiary REITs of HMC will be subject to the same requirements that HMC must satisfy in order to qualify as a REIT and the other rules applicable to REITs, including the distribution requirements described above.

Adverse tax consequences would apply if HMC or any of its subsidiary REITs failed to qualify as a REIT.

We believe that HMC has been organized and has operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with its taxable year beginning January 1, 1999, and HMC currently intends to continue to operate as a REIT during future years. In addition, if the Transactions are completed as expected, as described above, HMC will own, through Host LP, seven subsidiary REITs. As the requirements for qualification and taxation as a REIT are extremely complex and interpretations of the federal income tax laws governing qualification and taxation as a REIT are limited, no assurance can be provided that HMC currently qualifies as a REIT or will continue to qualify as a REIT or that each of HMC’s subsidiary REITs will qualify as a REIT following its REIT election. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that HMC itself would fail to qualify as a REIT unless it (or the subsidiary REIT) could avail itself of certain relief provisions. New legislation, treasury regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to an entity’s qualification as a REIT or the federal income tax consequences of its REIT qualification. If HMC or any of the subsidiary REITs were to fail to qualify as a REIT, and any available relief provisions did not apply, the non-qualifying REIT would not be allowed to take a deduction for distributions to its stockholders in computing its taxable income, and it would be subject to federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to statutory relief, the non-qualifying REIT could not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost.

Any determination that HMC or one of its subsidiary REITs does not qualify as a REIT would have a materially adverse effect on our results of operations and could reduce the value of HMC’s common stock materially. The additional tax liability of HMC or the subsidiary REIT for the year, or years, in which the relevant entity did not qualify as a REIT would reduce our net earnings available for investment, debt service or distributions to stockholders. Furthermore, the non-qualifying entity would no longer be required to make any distributions to stockholders as a condition to REIT qualification and all of its distributions to stockholders would be taxable as regular C corporation dividends to the extent of its current and accumulated earnings and profits. This means, if HMC were to fail to qualify as a REIT, that HMC’s stockholders currently taxed as individuals would be taxed on those dividends at capital gain rates and its corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Internal Revenue Code. HMC’s failure to qualify as a REIT also would cause an event of default under Host OP’s credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under Host OP’s outstanding debt securities.

If our leases are not respected as true leases for federal income tax purposes, HMC and each of its subsidiary REITs would fail to qualify as a REIT.

To qualify as a REIT, HMC must satisfy two gross income tests, under which specified percentages of its gross income must be passive income, like rent. For the rent paid pursuant to HMC’s leases, which currently constitutes (and is expected to constitute, following the closing transactions) substantially all of its gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. HMC believes that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. If the leases were not respected as true leases for federal income tax purposes, HMC would not be able to satisfy either of the two gross income tests applicable to REITs and it would most likely lose its REIT status.

If the Transactions are completed as contemplated and HMC acquires the interests in the subsidiary REITs described above, each such subsidiary REIT would also fail to satisfy either of the two gross income tests if the leases were not respected as true leases and would most likely lose its REIT status.

If HMC’s affiliated lessees fail to qualify as taxable REIT subsidiaries, HMC and each of its subsidiary REITs would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of HMC will not be qualifying income for purposes of the two gross income tests applicable to REITs. As a result of changes in the Internal Revenue Code, since January 1, 2001, HMC has leased substantially all of its hotels to a subsidiary of Host LP that is taxable as a regular C corporation and that has elected to be treated as a taxable REIT subsidiary with respect to HMC. Should the Transactions be consummated as expected, each of the hotels acquired from Starwood and Starwood Trust will be leased to either a taxable REIT subsidiary of HMC or a taxable REIT subsidiary of a subsidiary REIT. So long as any affiliated lessee qualifies as a taxable REIT subsidiary, it will not be treated as a “related party tenant.” HMC believes that its affiliated lessees have qualified and will continue to qualify, and that the taxable REIT subsidiaries of its subsidiary REITs will qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes. There can be no assurance, however, that the IRS will not challenge the status of a taxable REIT subsidiary for federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying any of HMC’s affiliated lessees (including the taxable REIT subsidiaries of its subsidiary REITs) from treatment as a taxable REIT subsidiary, it is possible that HMC or a subsidiary REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests. If this occurred, HMC and/or the applicable subsidiary REIT would cease to qualify as a REIT.

Despite HMC’s REIT status, we remain subject to various taxes.

HMC or one of its subsidiary REITs will be required to pay federal income tax at the highest regular corporate rate upon its share of any “built-in gain” recognized as a result of any sale before the expiration of the applicable 10-year holding period of assets, including certain hotels, acquired as part of HMC’s conversion to a REIT or from Starwood and Starwood Trust as part of the closing transactions. The total amount of gain on which HMC would be subject to corporate income tax if these built-in gain assets were sold in a taxable transaction prior to the expiration of the applicable 10-year holding period would be material to HMC. In addition, HMC expects that it could recognize other substantial deferred tax liabilities in the future without any corresponding receipt of cash.

Notwithstanding HMC’s status as a REIT, HMC and its subsidiaries (including HMC’s subsidiary REITs) will be subject to some federal, state, local and foreign taxes on their income and property. For example, HMC and its subsidiary REITs will pay tax on certain types of income that is not distributed and will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s length basis. Moreover, the taxable REIT subsidiaries of HMC and its subsidiary REITs are taxable as regular C corporations and will pay federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

Host LP is obligated under its partnership agreement to pay all such taxes (and any related interest and penalties) incurred by HMC.

If the IRS were to challenge successfully Host LP’s status as a partnership for federal income tax purposes, HMC would cease to qualify as a REIT and suffer other adverse consequences.

HMC believes that Host LP qualifies to be treated as a partnership for federal income tax purposes. As a partnership, it is not subject to federal income tax on its income. Instead, each of its partners, including HMC, is required to pay tax on such partner’s allocable share of its income. No assurance can be provided, however, that the IRS will not challenge Host LP’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating Host LP as a corporation for federal income tax purposes, HMC would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If Host LP fails to qualify as a partnership for federal income tax purposes or HMC fails to qualify as a REIT, either failure would cause an event of default under Host LP’s credit facility that, in turn, could constitute an event of default under Host LP’s outstanding debt securities. Also, the failure of Host LP to qualify as a partnership would cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including HMC.

As a REIT, HMC and each of its subsidiary REITs is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT is generally prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

HMC or its subsidiary REITs may be required to pay a penalty tax upon the sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend that we will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.